Exhibit 10.5

LINE OF CREDIT AGREEMENT

THIS IS A LINE OF CREDIT AGREEMENT (the “Agreement”), dated as of the 28th day of April, 2006, between SPITZ, INC., a Delaware corporation (“Borrower”), with an address of P.O. Box 198, Route 1, Chadds Ford, Pennsylvania, 19317; FIRST KEYSTONE BANK, a federally chartered stock savings bank organized and existing under the laws of the United States of America, with a principal business office located at 22 West State Street, Media, Pennsylvania, 19063 (“Lender”); and EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (hereinafter the “Guarantor”) .

1.                                      DEFINITIONS. The following terms when used in this Agreement shall have the respective meanings set forth below:

1.1.                            Closing Date:  April 28, 2006.

1.2.                            Collateral:  The Land and all personal property, tangible and intangible, including without limitation any and all accounts, inventory, software, and equipment, which is now or at anytime hereafter owned by Borrower subject only to the Permitted Liens.

1.3.                            Commitment Letter:  A certain Commitment Letter from Lender to Borrower dated February 8, 2006.

1.4.                            Event of Default:  The occurrence of any event described in Paragraph 5.1 hereof.

1.5.                            Governmental Authority:  The United States of America, the Commonwealth of Pennsylvania, and any political subdivision thereof in which Borrowers principal place of business is located, including without limitation, County of Delaware, the Township of Chadds Ford, and any agency, department, court, commission, board, bureau or instrumentality of any of them which exercises jurisdiction over the Borrower.

1.6.                            Guaranty:  The Guaranty and Suretyship agreement of Guarantor guaranteeing the payment and performance obligations of Borrower set forth in the Loan Documents.

1.7.                            Land:  The real property currently occupied by Borrower located at Route 1, Chadds Ford Township, Delaware County, Pennsylvania, being Folio No. 04-00-00034-02, as more particularly described on Exhibit “A” to the Mortgage, together with all of the property rights, title, interests, easements and other rights appurtenant to such real property and defined in the Mortgage as the Mortgaged Property.

JONES, STROHM & GUTHRIE	10 Beatty Road
A Professional Corporation	Media, Pennsylvania 19063
Attorneys At Law	Telephone (610) 565-7100
Fax (610) 565-7180

1.8.                            Legal Requirements:  All applicable laws, statutes, ordinances, rulings, regulations, codes, decrees, orders, judgments, conditions, restrictions and requirements of any Governmental Authority, including, without limitation, agreements, requirements, restrictions and conditions related to any permit, approval or other grant of authority, which, if not complied with, would have a Material Adverse Effect on the Borrower, the Borrower’s business, or the Collateral.

1.9.                            Loan:  The credit facility of up to Three Million Dollars ($3,000,000.00) to be advanced by Lender to Borrower pursuant to this Agreement and to be evidenced by the Note and secured by, among other things, the Mortgage, the Security Agreement, the Pledge Agreement and the Guaranty.

1.10.                     Loan Documents:  All agreements, documents, instruments, certificates, legal opinions and other papers executed and delivered or otherwise furnished by Borrower or Guarantor to Lender in connection with the Loan including, without limitation, this Agreement, the Mortgage, the Security Agreement, the Pledge Agreement, the Note, and the Guaranty.

1.11.                     Material Adverse Effect:  An event or occurrence which, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Borrower or the Collateral.

1.12.                     Maturity Date: The earlier to occur of: (i) demand by Lender in the event of either the occurrence of an Event of Default or the retirement, termination, departure from the employ of Borrower or the substantial diminution of the management authority or responsibilities of either Jonathan Shaw or Paul Dailey in the operations of Borrower; (ii) thirty (30) days of demand; or (iii) June 30, 2007.

1.13.                     Mortgage:  The mortgage of even date herewith from Borrower to Lender granting a second lien mortgage and security interest in, among other things, the Land.

1.14.                     Note:  The Line of Credit Note of even date herewith from Borrower to Lender evidencing the Loan in the maximum principal amount of up to Three Million Dollars ($3,000,000.00) and all extensions, renewals and modifications thereof.

1.15.                     Permitted Liens:    “Permitted Liens” means the following with respect to the Collateral exclusive of the Land: (i) purchase money security interests; (ii) leases of specific items of equipment consented to in writing by Lender; (iii) liens for taxes not yet payable; (iv) additional security interests and liens consented to in writing by Lender; (v) security interests being terminated substantially concurrently with the Loan Documents (hereinafter defined); (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above; and (viii) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods.

1.16.                     Pledge Agreement:  The pledge agreement of even date herewith from Guarantor to Lender assigning, granting and conveying to Lender a continuing first priority security interest and lien in and to one hundred (100%) percent of the issued and outstanding shares of stock in Borrower (representing all of the ownership interests in Borrower).

1.17.                     Security Agreement:  The Security Agreement between Borrower and Lender dated even date herewith.

2.                                      LOAN.

2.1.                            General. Lender will lend to Borrower, and Borrower may borrow from Lender, up to the Maximum Credit Limit (hereinafter defined). Provided there exists no Event of Default hereunder, principal advances of available funds under the Loan shall be advanced to Borrower at Borrower’s written request from time to time until the earlier to occur of (i) the occurrence of an Event of Default under the Note, (ii) Lender making demand for payment in full of the Loan pursuant to the terms of the Note, or (iii) fifteen [15] days prior to the Maturity Date, provided, however, the aggregate amount advanced, less repayments, shall not exceed at any one time outstanding the Maximum Credit Limit. Lender shall not be obligated to fund all or any part of a requested advance under the Loan made during the running of any applicable cure period following Lender’s giving notice of default to Borrower under the Note, or if such advance would cause the aggregate amount advanced, less repayments, to exceed the Maximum Credit Limit. Notwithstanding anything herein to the contrary, in the event the outstanding balance of the Note exceeds the Maximum Credit Limit because of a reduction in the Maximum Credit Limit (either by reason of a reduction in the amount of Qualified Accounts Receivable, Qualified Inventory or otherwise), Borrower and Guarantor will immediately pay to Lender the amount necessary to reduce the outstanding balance of the Note to a sum equal to or less than the Maximum Credit Limit.

2.2                               Maximum Credit Limit. Until the second day following the Closing Date, the aggregate amount advanced, less repayments, shall not exceed at any one time outstanding (the “Maximum Credit Limit”) the lesser of: (i) Three Million Dollars ($3,000,000.00); or (ii) the sum of (a) eighty (80%) percent of the Borrower’s “Qualified Accounts Receivable” (as hereinafter defined) and (b) fifty (50%) percent of Borrower’s “Qualified Inventory” (as hereinafter defined). On the third day following the Closing Date, the Maximum Credit Limit shall be reduced to the lesser of: (i) Two Million Five Hundred Thousand Dollars ($2,500,000.00); or (ii) the sum of (a) eighty (80%) percent of the Borrower’s Qualified Accounts Receivable and (b) fifty (50%) percent of Borrower’s Qualified Inventory. “Qualified Accounts Receivable” shall mean accounts receivable earned by Borrower in the ordinary course of business for services rendered and goods sold to customers for which no claims of offset or defense have been asserted (excluding such accounts only to the extent of such claim or offset has been asserted), and which, in the reasonable opinion of Lender, are not of doubtful collectability, and which have been outstanding for one hundred twenty (120) days or less from date of invoice, as reflected on the most recent, certified statement of accounts receivable delivered to Lender, which statement shall include a copy of all invoices, in form and substance satisfactory to Lender, respecting any account receivable from any particular debtor in excess of Two Hundred Thousand Dollars ($200,000.00). “Qualified Inventory” shall be valued at the lesser of the invoice price or present market value in accordance with generally accepted accounting principles, consistently applied, and shall mean all inventory which is in good merchantable condition, is not obsolete or discontinued, which would properly be classified as “raw materials”, “work in process”, or “finished goods inventory” under generally accepted accounting principles, and which has been fully paid for from Borrower’s own funds and for which no security interest exists except the security interest to be granted in favor of Lender as herein contemplated. An account receivable or item of inventory which is at any time a Qualified Account Receivable or an item of Qualified Inventory, but which subsequently fails to meet any of the foregoing requirements, shall cease to be a Qualified Account Receivable or an item of Qualified Inventory as the case may be, for so long as such failure continues. Notwithstanding anything herein to the contrary, if Borrower requests and Lender issues a letter of credit, an amount equal to the undrawn balance under any such letter of credit shall be set aside and frozen from the Maximum Credit Limit and be unavailable for advance under the Loan. If any sum is drawn under any such letter of credit, an advance under the Loan will be made in an amount equal to the draw under the letter of credit and applied on account of Borrower’s obligation to repay Lender for sums drawn under such letter of credit.

2.3                               Procedure For Disbursements:  Advance requests shall be made in writing and signed by Jonathan Shaw, Paul Dailey, or Lance Sessions or such other officers and/or employees of Borrower as Borrower may from time to time authorize and are approved by Lender. Further, Lender, in its sole and absolute discretion, may refuse to honor any request for an advance made by any person or entity other than Borrower notwithstanding any power or authority granted such person or entity by Borrower, unless Borrower has secured Lender’s prior written acknowledgment and consent to the granting of such power or authority. Advances of available funds under the Loan shall be deposited into Borrower’s account with Lender unless otherwise requested by Borrower and approved by Lender.

2.4.                            Conditions to Loan Disbursement. The obligation of Lender to make any advance under the Loan is subject to the following conditions precedent:

2.4.1                     Borrower shall have complied with all of the terms and conditions of the Commitment Letter, including without limitation the execution and delivery of all certificates and documents therein required.

2.4.2                     Borrower shall execute and deliver to Lender such further certificates and documents as Lender may reasonably require from time to time to effectuate the purpose of the Loan and the terms of this Agreement.

2.4.3                     Borrower’s representations and warranties set forth herein shall be and remain unbroken, true and correct.

2.5                               Loan Purpose:  The purpose of the Loan is working capital.

2.6.                            Automatic Payment. Borrower hereby authorizes Lender to charge, when due, the sum of principal, interest and any other charges or fees due and payable under the Loan (the “Installment”) to an account of Borrower maintained with Lender for such purpose (collectively the “Deposit Account”), and to apply such sums charged to the Deposit Account on account of the Installment. Should the Deposit Account have insufficient funds to permit payment in full of the Installment when due, then: (i) in addition to any late charge, fee or premium due under the Loan as a consequence of Borrower’s failure to pay the Installment when due, the Lender shall charge to the Deposit Account an insufficient funds each time a charge is made to the Deposit Account on account of the Installment for which insufficient funds are available; (ii) Lender may, in Lenders sole discretion, elect to charge to the Deposit Account such portion of the Installment as Lender shall elect and such charge to the Deposit Account on account of the Installment shall not constitute or be construed as a waiver by Lender of any of the rights and remedies available to Lender as a result of Borrower’s failure to pay the Installment, in full, when due; and (iii) Lender may, at Lender’s sole discretion, elect to subsequently charge to the Deposit Account, at such times as Lender may elect, such portion or all of the unpaid Installment. Borrower is responsible to maintain sufficient funds available in the Deposit Account to meet any applicable minimum balance requirements and to pay the Installment. This authorization is irrevocable and any attempted revocation of this authorization shall constitute an Event of Default.

2.7.                            Acknowledgment of Partial Payment. Lender acknowledges that, prior to the Closing Date, the Borrower has transferred to Transnational Industries, Inc., an amount equal to [Five Hundred Thousand Dollars ($500,000)] in partial payment of the outstanding accounts receivable which are payable to Transnational by Borrower and further acknowledges that such payment was authorized by the Lender pursuant to the Commitment Letter.

 3.                                   REPRESENTATIONS AND WARRANTIES. Borrower and Guarantor (in each case only as to itself and its properties) represent and warrant to Lender as of the date hereof and at all times when this Agreement shall remain in effect or the Note shall remain outstanding that:

3.1.                            Organization and Good Standing. Borrower is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and the State of Delaware. Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction(s) in which Guarantor was organized and conducts business. The character of the properties owned or leased by Borrower or Guarantor and the nature of Borrower’s and Guarantor’s businesses do not require Borrower or Guarantor to be qualified and in good standing in any other state in order to avoid material liability or disadvantage. Certified copies of Borrower’s and Guarantor’s organizational documents and all amendments thereto have been delivered to Lender and are current, correct and complete as of the date hereof.

3.2.                            Power of Authority. Borrower and Guarantor have full power and authority (i) to own Borrower’s and Guarantor’s properties respectively, and (ii) to conduct Borrower’s and Guarantor’s businesses as now conducted and as to be conducted. Borrower and Guarantor have full power and authority to execute, deliver and comply with the provisions of each of the Loan Documents executed by Borrower and Guarantor respectively. Each of the Loan Documents executed by Borrower and Guarantor respectively constitute the legally binding obligation of Borrower and/or Guarantor enforceable against Borrower and Guarantor in accordance with its terms.

3.3.                            No Litigation. There is no action, suit or proceeding pending or, to the knowledge of Borrower and Guarantor, threatened against or affecting Borrower or all or any portion of the Collateral, except actions, suits and proceedings fully covered by insurance less any deductible.

3.4.                            Conflict. Neither the execution nor the delivery of any of the Loan Documents, nor the performance or satisfaction by Borrower or Guarantor of any of the provisions thereof, conflicts with or results in a breach of any of the provisions of any applicable Legal Requirements, or any agreement or other instrument to which Borrower or Guarantor is a party or by which Borrower or Guarantor is bound, or result in the creation or imposition of any lien, charge or encumbrance upon any property of Borrower other than any lien created pursuant to any of the Loan Documents.

3.5.                            Consent. No consent, approval or other authorization of or by any Governmental Authority is required in connection with the execution or delivery by Borrower or Guarantor of any of the Loan Documents, or compliance with or performance of any of the provisions thereof other than those which have been obtained and provided to Lender.

3.6.                            Permits and Approvals. Borrower has secured all licenses, permits, authorizations, consents and approvals required by any Governmental Authority for the use and occupation of the Land as commercial real estate.

3.7.                            Compliance; Zoning. Borrower has complied with all Legal Requirements respecting the occupancy of the Land.

3.8.                            Financial Statements.

3.8.1.                  The financial statements and tax returns of Borrower and Guarantor delivered to Lender prior to the date hereof are Borrower’s and Guarantor’s most current financial statements and tax returns and fully and accurately present the financial condition and income of Borrower and Guarantor as of the date thereof, in accordance with generally accepted accounting principles consistently applied. There are no liabilities or obligations of Borrower or Guarantor which are individually or in the aggregate material, either accrued, absolute, contingent or otherwise, except (i) to the extent set forth in the balance sheets and the notes thereto and not heretofore paid or discharged, (ii) those incurred subsequent to the date of the foregoing financial statements, which are consistent with past business practice and in the normal and ordinary course of business, and (iii)  to the extent not required to be disclosed by generally accepted accounting principals.

3.8.2.                  Since the dates of the foregoing financial statements, there has not been (i) any material adverse change in the financial condition or in the operations, business or property of Borrower or Guarantor or (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the operations, business or property of Borrower or Guarantor. Borrower and Guarantor are not aware of any fact or circumstance, which (with or without the passage of time or the giving of notice or both) would reasonably likely result in any such change.

3.9.                            Taxes and Assessments. Except to the extent subject to a good faith dispute with appropriate reserves posted with Lender, all federal, state and other tax returns and reports of Borrower and Guarantor required to be filed have been duly filed, and all federal, state and other taxes, assessments (including assessments for municipal improvements), fees or other governmental charges imposed upon Borrower which are due and payable have been paid. Borrower and Guarantor are not aware of any proposed material tax or other assessments against Borrower and no extension of time for assessment or payment of any federal, state or local tax by the Borrower is in effect, unless an extension has been applied for and granted and any taxes due with such extension paid.

3.10.                     Title.

3.10.1. Borrower holds good title to the Collateral, free and clear of all liens, encumbrances, licenses, security interests, covenants, conditions, restrictions, and any other matters affecting title except (i) the Permitted Liens and (ii) the liens and encumbrances created in favor of Lender.

3.10.2. Borrower’s right, title and interest in and to each of the agreements, documents, instruments, contracts, permits, licenses and other materials and assets, if any, assigned to Lender pursuant to this Agreement and the other Loan Documents are free and clear of all liens, encumbrances, leases, licenses, covenants, conditions, restrictions, security interests, other assignments and other matters affecting title (except the Permitted Liens), and Borrower is permitted to assign such agreements, documents, instruments, contracts, permits, licenses and other materials and assets. Borrower and Guarantor have no knowledge of the existence of any default under or breach of any of the foregoing.

3.10.3  Borrower is lawfully authorized to encumber the Collateral.

3.11.                     Insurance. No notice has been received from any insurance company which issued any of the insurance policies or any of their agents, brokers or representatives, stating in effect that any such policy (i) will not be renewed, (ii) will be renewed only at a materially higher premium than is presently payable therefore and which is not consistent with renewals for similarly situated companies, or (iii) will be renewed only with materially lesser or materially less complete coverage than is presently provided, and which is not consistent with renewals for similarly situated companies.

3.12.                     No Default. No event has occurred and is continuing that is an Event of Default or which would be an Event of Default with the passage of time or the giving of notice or both.

3.13.                     Condemnation. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting the Land or any portion thereof, and Borrower and Guarantor have not received any written or oral notice of any thereof and have no knowledge that any such proceeding is contemplated.

3.14.                     Leases; Agreements for Purchase. There are no leases or agreements of purchase and sale for all or any portion of the Land.

3.15.                     Representations and Warranties True and Correct. The representations and warranties of Borrower and/or Guarantor made to Lender are true, correct and complete in every material respect. No representation, warranty or statement of Borrower and/or Guarantor contained herein or in any of the Loan Documents or in any other document, instrument or certificate delivered to Lender pursuant hereto or in connection with the transactions contemplated hereunder contains any untrue statement of any material fact, or omits or shall omit to state a material fact the absence of which makes such representation, warranty or statement misleading.

3.16.                     Financing Statements:  No financing statement (other than any which may have been filed on behalf of the Lender or which may have been filed with respect to Permitted Liens) covering any of the Collateral is on file in any public office. Borrower is the owner of all Collateral, free of all liens and claims other than Permitted Liens and the security interest granted pursuant to the Loan Documents, Borrower has full corporate power and authority to execute the Loan Documents and perform Borrower’s obligations thereunder, and to subject the Collateral to the security interest thereunder; and all information with respect to Collateral and account debtors set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by Borrower to

Lender, and all other written information heretofore or hereafter furnished by Borrower to Lender, is true and correct as of the date furnished.

4.                                      COVENANTS OF BORROWER AND GUARANTOR .

4.1.                            Affirmative Covenants. Borrower and Guarantor (in each case only as to itself and its properties) covenant and agree that, from the date hereof and so long as this Agreement shall remain in effect or the indebtedness evidenced by the Note shall remain outstanding, Borrower and Guarantor, shall:

4.1.1.                  Existence. Borrower shall do or cause to be done all things necessary to preserve and keep Borrower’s legal existence in full force and effect under the laws of the State of Delaware. Guarantor shall do or cause to be done all things necessary to preserve and keep Guarantor’s legal existence in full force and effect under the laws of the jurisdiction in which Guarantor may have been organized. Borrower and Guarantor shall do or cause to be done all things necessary to remain qualified and licensed in all jurisdictions in which such qualification or licensing is required for the conduct of Borrower’s and/or Guarantor’s business except where the failure to so qualify would not have a material adverse effect, including, without limitation, with respect to the Borrower, the Commonwealth of Pennsylvania. Borrower and Guarantor shall promptly deliver to Lender any and all documents evidencing an amendment to or modification of the articles of incorporation, certificate of organization, bylaws, operating agreement or other organization documents respecting Borrower or Guarantor.

4.1.2.                  Required Notices. Give, or cause to be given, prompt written notice to Lender of (i) any action or proceeding instituted by or against Borrower, Guarantor or the Collateral by or before any Governmental Authority, or any such proceeding threatened against Borrower, Guarantor or the Collateral which, if adversely determined, is reasonably likely to have a material and adverse effect upon the business, assets or condition (financial, legal or otherwise) of Borrower, Guarantor or the Collateral, or (ii) any other action, event or condition of any nature which is reasonably likely to have a material adverse effect upon the business or assets of Borrower or Guarantor or which, with the giving of notice or the passage of time or both, would constitute an Event of Default under this Agreement or a default under any other material contract, instrument or agreement to which Borrower or Guarantor is a party or by which Borrower, Guarantor or any of Borrower’s or Guarantor’s properties or assets may be bound or subject.

4.1.3.                  Payment of Debts, Taxes. Pay and discharge or cause to be paid and discharged when due and prior to the accrual thereon of interest or penalty, all taxes, assessments and governmental charges or levies imposed upon the Collateral, Borrower, or its income or receipts, or any of its properties, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof, unless the same shall be contested by Borrower and/or Guarantor in good faith with appropriate reserves posted with Lender (in no event less than the amount in controversy), and which contest is pursued with due diligence by appropriate proceedings.

4.1.4.                  Compliance. Promptly and faithfully comply with, conform to and obey (i) all present and future Legal Requirements applicable to Borrower or the Land, and (ii) all other agreements and covenants to which Borrower or Guarantor is bound or subject, the noncompliance of which could have a Material Adverse Effect. Promptly and faithfully comply with, conform to and obey all present and future orders, rules, regulations and requirements of any national or local board of fire underwriters relating in any way to the Land or any portion thereof. Promptly pay all license and permit fees and similar municipal charges relating in any way to the Land or any portion thereof or the construction or use of any building and improvement placed or to be placed upon and forming a part of the Land. Borrower and Guarantor shall immediately notify Lender of Borrower’s or Guarantor’s receipt of notice from any Governmental Authority or any national or local board of fire underwriters relating to the construction, use or occupancy of the Land or any part thereof, or which requires any action to be taken with respect to the Land or any part thereof or which are reasonably likely to have an adverse effect on the Land or any part thereof.

4.1.5. Books and Records. Keep, or cause to be kept, in accordance with generally accepted accounting principles consistently applied, proper and complete books of record and account concerning affairs of Borrower and the Collateral and make such records available upon one (1) day prior notice in Borrower’s offices at all reasonable times for inspection by Lender. Borrower and Guarantor agree to retain all such books and records for a period of two (2) years after the repayment in full of the Loan. As a publicly traded corporation, Guarantor agrees that its financial statements and information reported will be true and accurate to the best information and belief of Guarantor.

4.1.6. Financial Statements. So long as the Loan or any portion thereof remains outstanding, Borrower and Guarantor, at Borrower’s and Guarantor’s sole cost and expense, shall deliver or cause to be delivered to Lender current and complete financial statements and other information as follows:

4.1.6.1. Borrower. With respect to the Borrower:

(a)                                  Within ninety (90) days following the end of Borrower’s tax year, current year end audited financial statements including, without limitation, a balance sheet, income statement and statement of source and application of funds. Such financial statements shall be (i) compiled and audited by a certified public accounting firm selected and paid for by Borrower and satisfactory to Lender, (ii) prepared in accordance with generally accepted accounting principles consistently applied, (iii) in form reasonably satisfactory to Lender, and (iv) certified as true, correct and complete by the Borrower’s chief financial officer and Guarantor respectively.

(b)                                  Within sixty (60) days of the date the same are due for filing (including any available extensions properly applied for, copies of Borrower’s Federal Income Tax Returns. All copies of such returns shall be certified by Borrower, as true and correct and as actually filed with the Internal Revenue Service.

(c)                                  Within ten (10) days of the end of each month, Borrower shall deliver to Lender an accounts receivable aging report listing all Qualifying Accounts Receivable and a listing of all Qualified Inventory, in a format and with such information as Lender may require, which shall be certified as true, correct and complete by the Borrower’s chief financial officer.

(d)                                  Within thirty (30) days of each calendar quarter end, management prepared financial statements including, without limitation, a balance sheet, income statement and statement of source and application of funds. Such financial statements shall be (i) prepared in accordance with generally accepted accounting principles consistently applied, (ii) in form reasonably satisfactory to Lender, and (iii) certified as true, correct and complete by the Borrower’s chief financial officer.

(e)                                  Such additional financial and other information as the Lender may from time to time reasonably request.

4.1.6.2. Borrower. With respect to the Guarantor:

(a)                                  Within ninety (90) days following the end of Guarantor’s fiscal year and each fiscal quarter, respectively, in each year, Guarantor’s Annual Report on Form 10-K and quarterly report on Form 10-Q, each of which will include financial statements consisting of a balance sheet, income statement and statement of source and application of funds for Guarantor. Such financial statements for Guarantor shall: (i) in the case of the annual statements be accompanied by an audit opinion by a certified public accounting firm selected and paid for by Guarantor and satisfactory to Lender (it being agreed that Guarantor’s current certified public accounting firm or other nationally recognized public accounting firm is acceptable to the Lender), (ii) be prepared in accordance with generally accepted accounting principles consistently applied, (iii) be in form reasonably satisfactory to Lender and (iv) be certified as true, correct and complete by Guarantor’s chief financial officer.

(b)                                  Such additional financial and other information as the Lender may from time to time reasonably request, subject to applicable Securities laws and other requirements for publicly traded companies.

Borrower and/or Guarantor shall promptly notify Lender in writing if there is any material adverse change since the date of the last preceding statement submitted to Lender in the financial position of Borrower or Guarantor, and if there has been such a change, a detailed explanation thereof. Borrower hereby authorize any accountant or other tax preparer to forward to Lender on an ongoing basis copies of Borrower’s Federal Income

Tax Returns when filed, or any applications for extension when applicable, all without further notice or authorization from Borrower. This authorization is irrevocable and shall remain in effect until the Loan is paid n full.

4.1.7. Change in Circumstances. Promptly notify Lender in writing of any change in any fact or circumstance represented or warranted by Borrower or Guarantor herein or in any other documents furnished to Lender in connection with this Agreement which are reasonably likely to have a material adverse effect.

4.1.8. Additional Instruments. Execute such additional instruments as may be requested by Lender in order to carry out the intent of this Agreement and the other Loan Documents and to perfect or give further assurances of any of the rights granted or provided for hereunder or under any of the other Loan Documents.

4.1.9. Indemnification. Indemnify, defend and hold harmless Lender and its officers, directors, employees and agents from and against any and all liabilities, losses, claims, damages and expenses, including reasonable attorneys’ fees and expenses, of any kind or nature directly or indirectly resulting from or arising out of the Loan, or the Loan Documents, including, without limitation, all claims for commissions by any broker or intermediary, disputes between or among Borrower, Guarantor, any Governmental Authorities, subcontractors, material suppliers, account debtors, purchasers and tenants, unless caused by the gross negligence or willful malfeasance of Lender or its officers, directors, employees or agents, or by Lender’s failure to perform its covenants under the Loan Documents.

4.1.10. Reimbursement of Costs. Reimburse Lender for all of Lender’s reasonable costs payable to third parties incidental to the preparation and making of the Loan, including, without limitation, monthly credit reports, recording fees, filing fees, surveys and premiums for title insurance as may be required by Lender, the fees and expenses of any consultant employed by Lender, and all costs and expenses of Lender’s counsel relating to preparation or approval of any of the Loan Documents, examination of matters subject to Lender’s approval and legal services rendered in connection with Borrower’s and/or Guarantor’s failure to perform in accordance with the Loan Documents or otherwise relating to the transaction. All such costs billed at or prior to the Closing Date shall be paid on or before the Closing Date.

4.1.11. Notices. Forward to Lender copies of all notices given or received by Borrower or Guarantor respecting any termination, renewal, default or other material event of Borrower, to or from: (i) any subcontractor or material supplier of Borrower, (ii) any insurer or insurance underwriters of Borrower, (iii) any utility company or any Governmental Authority respecting the Land (including, without limitation, notices of nonconforming construction, notices relating to Hazardous Materials and any Environmental Laws, and notice of inability to perform the terms of any contract or agreement), promptly upon the giving or receipt of such notice.

4.1.12.           Loan Proceeds. Use Loan proceeds for the purposes identified in the Commitment and this Agreement.

4.1.13.           Bank Accounts and Compensating Balance. Borrower shall establish a significant banking relationship with Lender, to include, without limitation, Borrower’s maintaining operating accounts with Lender and Borrower’s depositing substantially all receivables through such operating accounts. At all times during the term of the Loan, Borrower shall maintain with Lender deposit accounts with an aggregate average daily balance of not less than $200,000.00 measured quarterly, and at no time shall the aggregate daily balance of such deposit accounts be below $100,000.00 for any consecutive five (5) day period (the “Compensating Balance”).

4.1.14.           Storage. Borrower shall store all of Borrower’s inventory and equipment at Borrower’s place of business or at such other locations as are customarily utilize by Borrower in the ordinary course of business and shall take such steps as are reasonably necessary to safeguard and care for such inventory and equipment. Upon request of Bank, Borrower shall deliver to Lender copies of all invoices for purchased inventory.

4.1.15.           Place of Business. Borrower will promptly advise Lender in writing of its opening of any new places of business, or the closing of any of its existing places of business.

4.1.16.           Financing Statements. Borrower will sign such financing statement or statements, in form satisfactory to Lender, which Lender may at any time desire to file in order to perfect its security interest in the Collateral and reimburse Lender for the costs of filing the same; and it will execute and deliver to Lender any instruments, documents, assignment or other writing which may be necessary to Lender, to carry out the terms of the Loan and to perfect is security interest in and facilitate the collection of accounts, the proceeds thereof, any other property constituting security to Lender.

4.1.17.           Inspection. Lender, or any persons designated by it, (i) shall have the right, to call at Borrower’s place or places of business at any reasonable time and upon one (1) day prior notice, and without hindrance or delay of the Borrower’s business, to inspect, audit, check and make extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to the Borrower’s business or to any other transactions between the parties hereto, and (ii) shall have the right to make direct verification from the account debtors with respect to any or all accounts.

4.1.18.           Collection of Accounts. Until such time as the Lender shall notify Borrower of the revocation of such power and authority, which revocation may occur only after the occurrence of an Event of Default, Borrower (a) will, at its own expense, endeavor to collect, as and when due, all amounts due under the Collateral, including the taking of such action with respect to such collection as the Lender may reasonably request or, in the absence of such request, as Borrower may deem advisable, and (b) may grant, in the ordinary course of business, to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may not otherwise be lawfully entitled.

4.1.19.           Subordination. Any and all present and future debt of the Borrower to any owner or officer of Borrower or any Guarantor is hereby subordinate to the indebtedness evidenced by the Loan Documents. Any and all present and future debt of the Guarantor to the Borrower or any owner or officer of Borrower is hereby subordinate to the indebtedness evidenced by the Loan Documents.

4.1.20.           Tangible Net Worth. Borrower shall maintain at all times during the term of the Loan a minimum Tangible Net Worth (as hereinafter defined) of One Million Seven Hundred Thousand Dollars ($1,700,000.00) as determined quarterly under generally accepted accounting principals pursuant to Borrower’s management prepared quarterly financial statements and audited fiscal year end financial statements. Tangible Net Worth shall mean total assets minus total liabilities. For purposes of this computation, the aggregate amount of any intangible assets of Borrower, including without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights, service marks and brandnames, shall be subtracted from total assets. Liabilities shall mean the sum of total liabilities, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of the balance sheet, in accordance with generally accepted accounting principles applied on a consistent basis.

4.1.21.           Renewal of Indebtedness. Lender extended to Borrower and Transnational Industries, Inc. a line of credit facility on June 12, 1997, evidenced by that certain Line of Credit Note executed by Borrower and Transnational Industries, Inc. and delivered to Lender on June 12, 1997 (the “Line of Credit Note”). The obligations evidenced by the Line of Credit Note were subsequently modified, increased, extended and renewed by the following: (i) a Modification Agreement dated July 7, 2000 (the “First Modification Agreement”);  (ii) a Renewal Line of Credit Note (the “First Renewal Note”) dated July 7, 2000; (iii) a Second Modification Agreement dated July 18, 2002 (the “Second Modification Agreement”); a Second Renewal Line of Credit Note (the “Second Renewal Note”) dated July 18, 2002; (iv) an Amendment No. 1 to Second Modified Line of Credit Agreement dated as of September 15, 2003 (“Amendment No .1 to Second Modified Line of Credit Agreement”); (v) a Third Modification Agreement dated July 14, 2004 (the “Third Modification Agreement”); and (vi) a Third Renewal Line of Credit Note (the “Third Renewal Note”) dated July 14, 2004. The Line of Credit Note, the First Modification Agreement, the First Renewal Note, the Second Modification Agreement, the Second Renewal Note, Amendment No. 1 to Second Modified Line of Credit Agreement, Third Modification Agreement and the Third Renewal Note are herein collectively referred to as the “Existing Line of Credit”. As of the Closing Date the outstanding principal balance of the Existing Line of Credit is Two Million Two Hundred Twenty Four Thousand Nine Hundred Eighty Dollars and Six Cents ($2,224,980.06). The Note is executed and delivered in substitution and replacement of the Borrower’s obligations under and the indebtedness evidenced by the Existing Line of Credit and stands in the place and stead of the documents evidencing the Existing Line of Credit and is not an additional indebtedness or a satisfaction of the indebtedness evidenced by the documents executed in connection with the Existing Line of Credit. The indebtedness and obligations evidenced by the Existing Line of Credit are continued, renewed, extended and modified by the Note, and as otherwise modified by this Agreement and the other Loan Documents. The other Loan Documents are executed and delivered in substitution and replacement of the documents evidencing the indebtedness and obligations under Existing Line of Credit and such indebtedness is and shall continue to be secured by the documents executed in connection with the Existing Line of Credit as substituted and replaced by the Loan Documents without novation or interruption.

4.1.22.           Declaration of No Setoff Under the Existing Line of Credit. As of the Closing Date: (i) no setoff or counterclaim to Borrower’s obligations evidenced by the Existing Line of Credit exists, (ii) no agreement has been made with any person under which any deduction or discount may be claimed under the Existing Line of Credit; and (iii) that to the best of Borrower’s and Guarantor’s knowledge, information and belief, no event of default under the Existing Line of Credit has occurred which is continuing and no event has occurred which with the passage of time or the giving of notice or both, could become an event of default under the Existing Line of Credit.

4.1.23.           Declaration of No Setoff Under the Term Loan. Borrower and Transnational Industries, Inc. are currently indebted to Lender under that certain Term Loan (the ‘Term Loan”) originated on January 14, 2004, and evidenced by, among other things, that certain Mortgage Note dated January 14, 2004, in the original principal sum of Three Million Two Hundred Thousand Dollars ($3,200,000.00) (the “Term Note”) and that certain Loan Agreement dated January 14, 2004 (the “Term Loan Agreement”). The documents evidencing and securing the Term Loan, including without limitation the Term Note and Term Loan Agreement, shall remain in full force and effect, PROVIDED THAT IT IS ACKNOWLEDGED AND AGREED THAT TRANSNATIONAL SHALL HAVE BEEN RELEASED AS A DEBTOR, GUARANTOR AND/OR OTHERWISE A PARTY THERETO PURSUANT TO SECTION 7.16 BELOW. As of the Closing Date the outstanding balance of the Term Loan is Three Million Three Thousand Eight Hundred Fifty One Dollars and Eight Cents ($3,003,851.08). As of the Closing Date: (i) no setoff or counterclaim to Borrower’s obligations evidenced by the Term Loan exists, (ii) no agreement has been made with any person under which any deduction or discount may be claimed under the Term Loan; and (iii) that to the best of Borrower’s knowledge, information and belief, no event of default under the Term Loan has occurred which is continuing and no event has occurred which with the passage of time or the giving of notice or both, could become an event of default under the Term Loan.

4.2.                            Negative Covenants. Borrower and Guarantor  (in each case only as to itself and its properties) covenant and agree that from the date hereof and for so long as this Agreement shall remain in effect or the indebtedness evidenced by the Note shall remain outstanding, Borrower and Guarantor shall not:

4.2.1.                  Amendment or Modification. Materially amend, vary or modify, or permit to be amended, varied or modified, any agreement, document or instrument assigned to Lender.

4.2.2.                  Conveyance. Without the written approval of Lender and in compliance with the terms and conditions of the Note and Security Agreement, sell, assign, transfer, convey, or otherwise dispose of any ownership interest in Borrower, either directly or indirectly by deed, stock transfer or liquidation, or otherwise permit ownership of the Borrower to be other than in Guarantor.

4.2.3.                  Governing Documents. Amend, or permit to be amended, the governing documents pursuant to which Borrower or Guarantor was organized and is operating, provided that any such amendment to the organizational documents of Guarantor has a Material Adverse Effect on the Guarantor’s obligations under this Agreement.

4.2.4.                  Encumbrances. Create by pledge, assignment, security agreement or otherwise, or suffer to exist, any security interest, pledge, lien, charge or other encumbrance upon the Collateral or any portion thereof, except the Permitted Liens and liens in favor of Lender.

4.3                               Other Borrowing and Guaranties. Borrower will not borrow money from any person, or assume, guaranty, endorse or otherwise become contingently liable upon, or responsible for, the obligation of any person other than as expressly provided in the Loan Documents, if to do so in the reasonable judgment of Lender would have a Material Adverse Effect on the financial condition or status of Borrower and/or Guarantor.

5.                                      EVENTS OF DEFAULT AND REMEDIES.

5.1.                            Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

5.1.1.                  After the expiration of any applicable notice and cure periods, if any, the occurrence of an event of default under the Note or any other Loan Document.

5.1.2.                  The issuance or service of any levy, writ of process or execution, garnishment or attachment against Borrower or Guarantor or any property or assets of Borrower or Guarantor, including without imitation the Collateral which is not discharged within thirty (30) days or which is being contested by Borrower or Guarantor in good faith and due diligence in appropriate proceedings.

5.1.3.                  The entry or filing of any judgment, lien, encumbrance, notice of lien, attachment, levy or any other adverse charge against Borrower or Guarantor which is not discharged within thirty (30) days or which is being contested by Borrower or

Guarantor in good faith and due diligence in appropriate proceedings with the approval of Lender, which approval shall not be unreasonably withheld, a bond or escrow having been posted with Lender for the full amount of such contested lien.

5.1.4.                  The failure of Borrower or Guarantor to maintain any insurance or policy of insurance required by this Agreement for a period in excess of ten (10) days from the date of written notice from Lender of the lapse or absence of any such insurance or policy of insurance.

5.1.5.                  The failure of Borrower or Guarantor to provide or furnish to Lender within thirty (30) days of written request, certificate of any insurance or policy of insurance required by this Agreement.

5.1.6.                  The failure of Borrower or Guarantor to provide or furnish to Lender within ten (10) days of written request, any financial statement or tax return or other information required to be delivered to Lender pursuant to this Agreement or any other Loan Document.

5.1.7.                  The making by Borrower of any amendment to or modification to any document, instrument or item which has been approved by Lender, in writing, in accordance with the provisions hereof.

5.1.8.                  The failure by Borrower to pursue promptly and with due diligence and in good faith any remedy under any contract or agreement with respect to the Collateral available as the result of any material default by the other party thereto.

5.1.9.                  After the expiration of any applicable notice and cure period, the failure of Borrower or Guarantor to perform or comply with any of the terms, conditions, provisions, agreements and covenants contained herein.

5.1.10.           The failure to cure any default by Borrower or Guarantor, under any other loans or indebtedness between Lender and Borrower or Lender and Guarantor, including without limitation the Term Loan within any applicable cure period.

5.1.11.           The falsity or incorrectness, regarded by Lender as material, of any representation or warranty made to Lender, or any financial statement given to Lender by Borrower or Guarantor in connection with the Loan, this Agreement or any of the Loan Documents.

5.1.12.           A material adverse change in the financial condition or creditworthiness of Borrower or Guarantor.

5.1.13.           The institution by or against Borrower or Guarantor of any bankruptcy, insolvency, reorganization, arrangement, debt adjustment, receivership, liquidation or dissolution proceeding which, if instituted against any such party, is consented to by such party or remains not dismissed for sixty (60) days.

5.1.14.           The adjudication of Borrower or Guarantor as a bankrupt or the appointment of a trustee or receiver for all or any part of Borrower’s or Guarantor’s property.

5.1.15.           The making by Borrower or Guarantor of an assignment for the benefit of creditors.

5.1.16.           The admission by Borrower or Guarantor of an inability to pay his/her/its or their debts as they become due.

5.1.17.           The failure of Borrower to maintain the minimum Tangible Net Worth as herein set forth

5.1.18.           The failure of Borrower to maintain the minimum Compensating Balance as herein set forth.

5.2. Remedies. Upon the occurrence of any Event of Default, Lender may exercise as it may deem necessary or appropriate, any one or more of the following rights and remedies:

5.2.1.                  Declare immediately due and payable all sums under the Note which are then unpaid, together with all accrued interest.

5.2.2.                  Refuse to make any further advances under the Loan.

5.2.3.                  Set-off any monies deposited in accounts of any nature maintained in and with Lender by Borrower or Guarantor.

5.2.4.                  Demand, collect, receive payment of, receipt for and give discharges and releases of all or any of Borrower’s accounts receivable and moneys to become due in respect thereof; (ii) settle, compromise, compound or adjust all or any of Borrower’s accounts receivable; (iii) commence and prosecute any and all suits, actions or proceedings in law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of Borrower’s accounts receivable or to enforce any rights in respect thereof; (iv) settle, compromise, compound, adjust or defend any actions, suits or proceedings relating or pertaining to all or any of the accounts receivable; (v) file any claim or take any other action or proceeding which Lender may deem necessary or appropriate to protect and preserve and realize upon the security interest of Lender in the accounts receivable and the proceeds thereof; and (vi) generally sell, assign, transfer, make any agreement with respect to or otherwise deal with all or any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes. Upon request of Lender, Borrower will, at Borrower’s sole cost and expense, notify account debtors to make payment to the Lender of any amounts due or to become due thereunder. Contemporaneous with making demand on any account debtor, Lender will give notice to Borrower of the making of such demand.

5.2.5.                  If, following an execution sale by Lender on all or any portion of any real estate against which execution is made, Lender files a petition to fix the fair market value of the real estate sold at such execution sale (the “Petition”), Borrower shall, within ten (10) days of Lender’s written request, select an appraiser from Lender’s list of approved appraisers. If Borrower fails to timely select an appraiser, Lender may make such selection on Borrower’s behalf. The selected appraiser shall issue an appraisal report (the “Appraisal Report”) of the real estate which is the subject matter of the Petition. Lender and Borrower agree and shall execute a stipulation to the effect that for purposes of the Petition, the fair market value determined by the Appraisal Report shall constitute the fair market value of the real estate which is the subject matter of the Petition.

5.2.6.                  Exercise any other right or remedy provided herein, in any of the Loan Documents, at law or in equity.

5.3.                            Verification of Amounts Due/Declaration of No Set-Off. In any action or proceeding for recovery of any sums expended by Lender in connection with the Loan or otherwise due to Lender pursuant to the terms hereof, a statement of such expenditures, verified by the affidavit of an officer of Lender, shall be prima facie evidence of the amounts so expended and of the propriety of and necessity for such expenditures, and the burden of proving the contrary shall be upon Borrower. Within ten (10) days after being requested to do so by Lender, Borrower and Guarantor shall furnish to Lender or to any assignee of the Note, a written statement in form and substance satisfactory to Lender stating the entire outstanding amount of the indebtedness evidenced by the Note and stating either that Borrower and Guarantor (as the case may be), has no offsets, recoupments, counterclaims or defenses or, if such offsets, recoupments, counterclaims or defenses are alleged to exist, the nature and extent thereof. In the event Borrower or Guarantor fails to furnish to Lender a written statement within ten (10) days after being requested to do so, or if such statement does not contain all of the information required, then except to the extent set forth in Borrower’s or Guarantor’s timely delivered written statement, Borrower and Guarantor shall be deemed to accept and concur with Lender’s statement of the entire outstanding amount of the indebtedness evidenced by the Note and agree that Borrower and Guarantor, as the case may be, has no offsets, recoupments, counterclaims or defenses.

5.4.                            Borrower’s Property. As security for the Loan and for the obligation and liabilities of Borrower and Guarantor hereunder and under each of the Loan Documents, Lender is hereby given a lien upon and a security interest in all funds and property of Borrower and/or Guarantor which may hereafter be deposited with or come into the possession of Lender, and for such purpose this Agreement shall constitute a security agreement under the Pennsylvania Uniform Commercial Code and upon the occurrence of an Event of Default, Lender shall have all rights and may exercise all of the remedies of a secured party under the applicable provisions of the Pennsylvania Uniform Commercial Codes with respect to such funds and property of Borrower and/or Guarantor.

5.5.                            Remedies Cumulative. The rights and remedies of Lender provided for in this Agreement, in any of the other Loan Documents and in any other instrument, document or agreement given by or on behalf of Borrower and/or Guarantor in connection with the Loan, shall be cumulative and concurrent and shall not be exclusive of any right or remedy provided by law, in equity or otherwise. Said rights and remedies may, at the sole and exclusive discretion of Lender, be pursued singly, successively or together, and may be exercised as often as occasion therefore shall arise. No grace period, qualification or condition stated with respect to any Event of Default shall change, modify, amend or extend, or will be construed as an undertaking by Lender to change, modify, amend or extend the time for making any installment due under the Note or the Maturity Date, which time for making any installment or and Maturity Date remain always of the essence of this Agreement.

5.6.                            Lender’s Right to Remedy Defaults. If Borrower or Guarantor fails to pay when due any sum required to be paid by Borrower or Guarantor or fail to perform any obligation of Borrower or Guarantor hereunder, Lender, at its option, shall have the right, but not the obligation, to pay any such sum and to perform any such obligation and Lender shall have the right, but not the obligation, to pay any sum or to take any action which Lender deems necessary or advisable to protect the security for the Loan, all without prejudice to any of Lender’s rights or remedies available hereunder or under any of the Loan Documents or under any other documents or instrument given by or on behalf of Borrower or Guarantor in connection with the Loan, at law, or in equity. The amount of all payments so made by Lender, together with all costs so incurred by Lender, shall immediately be due and payable from Borrower and Guarantor to Lender, together with interest at the rate set forth in the Note in the event of a default. All such amounts, together with interest as aforesaid, shall be added to and evidenced by the Note and be secured by the Security Agreement and the Guaranty, and Lender may charge all such amounts and interest as advances of the Loan and may deduct such amounts and interest as advances of the Loan thereafter to be advanced hereunder from any funds or property deposited by Borrower or Guarantor with Lender.

6.                                      INSURANCE.

6.1.                            Coverage. Borrower and Guarantor shall, from and after the date hereof and at all times while this Agreement is in effect or the Note remains outstanding, maintain at Borrower’s and Guarantor’s sole expense, insurance in amounts, with deductibles satisfactory to Lender written by stock or nonassessable mutual carriers licensed in Pennsylvania and acceptable to Lender. Without limiting the generality of the foregoing, Borrower and Guarantor shall maintain the following minimum coverages, unless otherwise agreed to in writing by Lender:

6.1.1.                  All risk, fire, hazard and extended coverage insurance with vandalism and malicious mischief endorsements on the Collateral to the extent of one hundred percent (100%) of the replacement value thereof pursuant to full replacement value endorsements naming Lender as additional insured and lien holder pursuant to a standard lien holder loss payable clause containing a non-contribution provision reasonably acceptable to Lender’s and Borrower’s counsel which excludes the Lender from the operation of any coinsurance clause in such policy; and

6.1.2.                  Commercial general public liability insurance covering all operations of Borrower and the Collateral, with contractual liability endorsement, naming Lender from time to time, as additional insured, with a combined single of not less than: (i) bodily injury: $3,000,000. for each occurrence, and (ii) property damage: $1,000,000. for each occurrence, and $3,000,000. in the aggregate; and

6.1.3.                  Business income/interruption insurance in an amount sufficient to cover debt service on the Loan for one (1) year.

6.2.                            Certificates; Notices.

6.2.1.                  Borrower and Guarantor shall furnish to Lender one duplicate original of policies of insurance or, if acceptable to Lender, certificates certifying to the insurance required by Paragraphs 6.1, (as Lender may request) and expressly granting Lender the same protections as if Lender held the original policies, (i) on or before the closing date, (ii) no fewer than twenty (20) days prior to the renewal or replacement of existing coverage or the obtaining of additional coverage, and (iii) at any other time upon the request of Lender.

6.2.2.                  Each insurance policy of Borrower and Guarantor shall contain a provision (i) requiring the insurer to notify Lender, in writing and at least thirty (30) days in advance of any cancellation, expiration or material change in the policy, and (ii) stating that any loss otherwise payable thereunder shall be payable notwithstanding any act or neglect of the insured and notwithstanding any provision of the policy relieving the insurer thereunder of liability for any loss by reason of the existence of other policies of insurance covering the Collateral against the peril involved, whether or not collectible, provided such coverage is available to Borrower or Guarantor at reasonable cost.

6.2.3.                  If the insurance, or any part thereof, shall expire, or be withdrawn, by reason of Borrower’s or Guarantor’s breach of any condition thereof, or become void or unsafe, in the opinion of Lender, by reason of the failure or impairment of the capital of any company issuing such policy, Borrower and Guarantor shall place new insurance in accordance with this Agreement. All renewal policies, with premiums paid, shall be delivered to Lender at least thirty (30) days prior to the expiration of the existing policies.

6.2.4.                  The insurance described in Paragraph 6.1 hereof shall not provide for deductibles in excess of amounts approved by Lender and, though obtained, maintained and paid for by Borrower and Guarantor, shall provide that loss thereunder shall be payable to Lender under a standard loss payee clause.

6.3.                            Lender May Provide Insurance. In any instance where insurance is not provided by Borrower or Guarantor as required hereunder, Lender may at its option, but shall not be required to, secure such insurance as Lender deems appropriate to cover Lender’s interests, without obligation to insure Borrower’s or Guarantor’s interests, and charge the cost of the same to Borrower, to be secured by the Loan Documents.

7.                                      MISCELLANEOUS.

7.1.                            Lender’s Discretion. If any condition of this Agreement requires the submission of evidence of the existence or non-existence of a specified fact or facts, or implies as a condition the existence or non-existence of such fact or facts, Lender will, at all times, be free independently to establish to its satisfaction and in its discretion (unless otherwise specified) such existence or non-existence. Where any matter herein requires the approval or consent of the Lender, the decision to give or refuse to give such approval or consent shall be within Lender’s discretion unless otherwise specified.

7.2.                            No Third-Party Beneficiary. The parties do not intend the benefits of this Agreement to inure to any third party or any of their respective creditors for debts or claims accruing to any such persons against Borrower or Guarantor; provided however, that Transnational shall be an intended third-party beneficiary in connection with the release provided to Transnational in Section 7.16. Lender shall not be liable for the manner in which any advance may be applied by Borrower. Notwithstanding anything contained herein or in any of the other Loan Documents, or any conduct or course of conduct by or among Borrower, Guarantor and Lender before or after the execution of this Agreement, this Agreement shall not be construed as creating any right, claim or cause of action against Lender or any of its officers, directors, agents or employees, in favor of any other person other than Borrower. Without limiting the generality of the foregoing, any advances made to any insurer, contractor, subcontractor or supplier of labor or materials or other creditor of Borrower, whether or not such advances are approved by Lender, shall not be deemed a recognition by Lender of third party beneficiary status of any such person. No undiscussed part of the Loan will be at any time subject or liable to attachment or levy at the suit of any creditor of Borrower, or of any contractor, subcontractor or supplier of labor, materials or services, or any of their respective creditors, and regardless of any other term, condition or provision hereof, no such third party will have any status, right or entitlement hereunder.

7.3.                            Reliance on Representations and Warranties. Lender shall be entitled to rely upon the representations and warranties of Borrower and Guarantor set forth in any of the Loan Documents without any investigation by Lender and notwithstanding any investigation conducted by Lender or on its behalf before or after the date hereof.

7.4.                            Assignment.

7.4.1.                  The rights of Borrower hereunder and under any other Loan Document shall not be assignable in any respect without the prior written consent of Lender, which consent may be granted or withheld in Lender’s sole discretion. In any case, Borrower and Guarantor shall remain liable for repayment of all sums advanced hereunder before and after such assignment.

7.4.2.                  All or any portion of the Loan Documents may be endorsed, assigned or transferred in whole or in part by Lender, and any such holder or assignee thereof shall succeed to and be possessed of the rights of Lender under the Loan Documents to the extent so endorsed, transferred or assigned.

7.4.3.                  Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, Borrower, Guarantor and Lender and his/her/its/their respective personal representatives, heirs, successors and assigns.

7.5.                            Communications. All communications required or permitted by this Agreement shall be in writing and shall be deemed to have been given or made when hand delivered or delivered by guaranteed overnight delivery, or upon deposit in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

7.5.1.                  If to Lender:

First Keystone Bank

22 West State Street

Media, Pennsylvania  19063

Attention:  Robert E. Latshaw, Lending

With a required copy to:

Donn L. Guthrie, Esquire

10 Beatty Road

Media, Pennsylvania  19063

7.5.2.                  If to Borrower:

SPITZ, INC.

P.O. Box 198, Route 1

Chadds Ford, Pennsylvania   19317

7.5.3.                  If to Guarantor:

EVANS & SUTHERLAND COMPUTER CORPORATION

Attention: David H. Bateman

600 Komas Drive

Salt Lake City, UT  84108

With a required copy to:

POWELL GOLDSTEIN LLP

Attention: J. Christopher Rodgers

901 New York Avenue, 3rd Floor

Washington, D.C. 20001

or in any case to such other address as either party may designate from time to time by notice to the other in the manner set forth herein.

7.6.                            Headings. The headings preceding the text of the sections and subsections of this Agreement are used solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

7.7.                            Time of the Essence. All dates and times for performance set forth herein or in any of the other Loan Documents (whether or not elsewhere so stated), are of the essence.

7.8.                            No Brokers. Borrower and Guarantor represent and warrant that neither Borrower nor Guarantor have taken any action which would or might render it liable for payment of any brokerage or placement fees or commissions on account of the transactions contemplated by the Loan Documents, and Borrower and Guarantor will indemnify, defend and hold harmless Lender from any claims made in connection therewith.

7.9.                            Governing Law. The Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

7.10.                     Severability. Any provision in any of the Loan Documents which is determined to be unenforceable or invalid shall be ineffective to the extent of such unenforceability or invalidity without affecting the remaining provisions thereof.

7.11.                     Survival. All agreements, representations and warranties made in this Agreement shall survive the closing hereunder and the making of all advances hereunder.

7.12.                     Entire Agreement; Controlling Document; Amendment. This Agreement, together with the exhibits hereto, which are incorporated herein by reference, and the other Loan Documents embody the entire agreement and understanding between Borrower, Guarantor and Lender with respect to the subject matter hereof and supersede all prior commitments, agreements and understandings relating to the subject matter hereof. The provisions of this Agreement (including the exhibits attached hereto), shall be deemed complementary to the provisions of the other Loan Documents, but in the event of conflict, the provisions hereof shall be deemed to modify and supersede the conflicting provisions in such other Loan Documents and to control to the extent enforceable under applicable law. Neither this Agreement nor any of the other Loan Documents may be modified or amended except by a written agreement executed by the party against which enforcement is sought.

7.13.                     Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement (a “Right”) shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

7.14                        Counterparts. This Agreement may be executed in one or more counterparts, via facsimile transmission or otherwise, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.15.                     Joint and Several. The obligations and liabilities hereunder of the entities referred to as Borrower and Guarantor shall be joint and several.

7.16.                     Release of Transnational Industries, Inc. Transnational Industries, Inc. (“Transnational”) is hereby released as a co-borrower and/or guarantor under the Existing Line of Credit and the Term Loan and related agreements and shall have no further obligations or liabilities under this Agreement or the other Loan Documents. Lender shall execute and deliver to Transnational, as may be reasonably requested by Transnational, any Uniform Commercial Code termination statements, lien releases and other similar discharge or release documents as are necessary or appropriate to release and cancel of record any and all security interests granted by Transnational to the Lender pursuant to the Existing Line of Credit, the Term Loan and related agreements

7.17.                     TRIAL BY JURY. BORROWER, GUARANTOR AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY

LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTE, SECURITY AGREEMENT, ANY OTHER DOCUMENT OR INSTRUMENT RELATING HERETO OR THERETO, ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE LENDER, GUARANTOR OR BORROWER IN CONNECTION HEREWITH OR THEREWITH. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO MAKE THE LOAN EVIDENCED BY THE NOTE.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Borrower , Guarantor and Lender have caused this Agreement to be duly executed under seal as of the date first above written.

LENDER:

FIRST KEYSTONE BANK

	BY:	/s/ Robert Latshaw

Signed, sealed and delivered	BORROWER:
in the presence of:		SPITZ, INC.
A Delaware Corporation

/s/ Donn L. Guthrie	BY:	/s/ Jonathan Shaw
(As to Both) Witness

	ATTEST:	/s/ Paul L. Dailey
Witness

[Corporate Seal]

GUARANTOR:
EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah Corporation

/s/ Analisa Marquardt	BY:	/s/ David H. Bateman
Witness

/s/ Analisa Marquardt	ATTEST:	/s/ Lance Sessions
Witness

[Corporate Seal]